Exhibit 99.3

Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN TO STRENGTHEN HAWAII REAL ESTATE PLATFORM

THROUGH REAL ESTATE INVESTMENT TRUST (REIT) STRUCTURE

Company reinforces its commitment to invest in Hawaii assets and communities

•	Latest step in strategic transition to Hawaii commercial real estate focus, REIT will facilitate continued portfolio expansion

•	The Company’s development for sale, diversified agriculture, and materials and paving businesses will operate within a taxable REIT subsidiary

•	REIT election effective as of January 1, 2017

Honolulu (July 10, 2017) – Alexander & Baldwin (NYSE: ALEX) (“A&B” or the “Company”) announced that its board of directors today unanimously approved the Company’s conversion to a real estate investment trust (REIT), effective January 1, 2017. The move is the latest step by A&B to further its Hawaii real estate strategy and position itself for growth. The Company will operate its commercial real estate business within a REIT structure, while continuing to operate its active real estate development-for-sale projects, diversified agricultural activities and materials and construction business through a taxable REIT subsidiary. The Company will remain incorporated in Hawaii and will continue to trade on the New York Stock Exchange under the ticker symbol ALEX.

“With the recent success of our focused growth strategy, the majority of A&B’s income comes from our Hawaii commercial real estate business. As we look to strengthen our Hawaii focus and further invest in our local communities, our board has unanimously determined that a REIT structure will best facilitate those goals. In particular, the structure will provide A&B with greater access to capital and ability to compete with institutional investors for Hawaii commercial properties, thereby keeping more Hawaii properties in local hands,” said Chris Benjamin, Alexander & Baldwin president and chief executive officer.

“Adoption of the REIT structure optimizes our commercial real estate platform while allowing us to continue all of our other business activities in a taxable REIT subsidiary. The conversion decision follows an extensive evaluation of the merits of the structure, which we announced in October 2016. A critical finding of our REIT conversion evaluation was that a REIT election would not adversely impact our operating businesses or change our strategic direction of maximizing shareholder value by serving Hawaii’s communities.”

Advisors and REIT Qualification

The Company retained Goldman Sachs & Co. LLC, EY LLP, Green Street Advisors and Skadden, Arps, Slate Meagher & Flom LLP (“Skadden”) as its principal advisors on the REIT conversion. The Company has received an opinion from Skadden that it qualifies as a REIT effective as of January 1, 2017.

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in commercial real estate, land operations, materials and infrastructure construction. With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery/drug-anchored retail centers in Hawaii. A&B also is Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. These forward-looking statements include, but are not limited to, statements concerning the potential benefits or impact of the Company’s REIT status.

Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and the following: (i) the Company’s ability to remain qualified as a REIT, particularly given the need to apply highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, and make various factual determinations concerning matters and circumstances not entirely within the Company’s control; (ii) the risk that the REIT requirements could limit the Company’s financial flexibility; (iii) the Company’s limited experience operating as a REIT; (iv) the potential for satisfying the REIT requirements to divert management’s attention from traditional business concerns; (v) the Company’s ability to pay dividends consistent with the REIT requirements, and expectations as to timing and amounts of such dividends; (vi) the ability of the Company’s Board of Directors to revoke the Company’s REIT status without shareholder approval; (vii) the possibility that the anticipated benefits of the Company’s REIT status will not be realized, or will not be realized within the expected time period; and (viii) the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements.

A further description of these and other and other important risks, trends, uncertainties and other factors that could affect the forward-looking statements in this press release are discussed in Company’s most recent Form 10-K and other filings with the SEC. The information contained in this press release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.

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